Exhibit 10.02

ML FUTURESACCESSsm ADVISORY AGREEMENT

among

MAN AHL FUTURESACCESSSM LLC

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

and

MAN-AHL (USA) LTD.

Dated as of June 30, 2010

_______________

Appendix A — Commodity Trading Authority	A-1

ML FUTURESACCESSsm ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”), made as of this 30th day of June 2010, among MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), MAN AHL FUTURESACCESSSM LLC, a Delaware limited liability company (the “Fund”), and MAN-AHL (USA) LTD. (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Fund is one of the “family” of privately-offered managed futures funds sponsored by the Manager as part of the “ML FuturesAccessSM Program,” which provides for investors to invest in, and exchange their investments among, different funds in the ML FuturesAccessSM Program, as well as among the various “hedge funds” in the ML HedgeAccess® Program (the ML FuturesAccessSM Program and the ML HedgeAccess® Program being collectively referred to as the “Program”);

WHEREAS, the Manager operates “funds of funds” (ML Systematic Momentum FuturesAccess LLC and ML Trend-Following Futures Fund L.P., each a “Fund of Funds”) — which allocate and reallocate their capital among funds that are established within the ML FuturesAccessSM Program;

WHEREAS, the Fund has been formed in order to trade, buy, sell or otherwise acquire, hold or dispose of forward contracts, futures contracts for commodities, financial instruments and currencies, rights pertaining thereto and options thereon or on physical commodities and engage in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”) under the sole direction of the Trading Advisor;

WHEREAS, the Manager and the Trading Advisor initially intend for the Fund to be offered for investment by direct investors or ML Trend-Following Futures Fund L.P., although, in the Manager’s discretion, ML Systematic Momentum FuturesAccess LLC may be allowed to invest in the Fund pursuant to the terms of this Agreement;

WHEREAS, the Fund intends, subject to the terms and conditions set forth herein, to offer units of limited liability company interest (“Units”) for sale to U.S. investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), as described in the Fund’s Confidential Program Disclosure Document, as updated or supplemented from time to time (the “Memorandum”), which has been filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and the NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Manager acts as manager of the Fund;

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests;

WHEREAS, the Manager has sponsored the Fund in order that the Trading Advisor, upon the terms and conditions set forth herein, act as the trading advisor for the Fund, making commodity interests investment decisions for the Fund on a discretionary basis; and

WHEREAS, the Trading Advisor is willing to manage the Fund’s commodity interests trading.

NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound:

1.           Undertakings of the Trading Advisor in Connection with Offering.

(a)           Trading Advisor to Provide Current Information.  The Trading Advisor agrees to provide to the Manager information requested by the Manager regarding the Trading Advisor, its “principals,” “trading principals,” and “trading program” (each of the foregoing as defined in Section 4.10 of the Commodity Regulations) and “affiliates” (as defined in Rule 405 promulgated under the 1933 Act) for purposes of inclusion in the section of the Memorandum relating to the Trading Advisor (the “Trading Advisor Extract”) and applicable Securities and Exchange Commission (“SEC”) filings as it relates to the Fund.  The Trading Advisor shall also provide to the Manager such information as pre-arranged in a template for inclusion in the Fund’s monthly reports.  At all times, the Manager must obtain the prior approval of the Trading Advisor to use any materials mentioning the Trading Advisor and the Trading Program (defined below), provided that if the Trading Advisor does not provide an affirmative approval or disapproval within seven business days of the date in which the material in question is provided to the Trading Advisor, the Manager shall have the right to use such information without receiving the prior approval of the Trading Advisor, and, provided further, that notwithstanding the foregoing the Manager may make non-material changes to such information to conform the format of such information to the format of the Memorandum and/or to comply with Commodity Regulations without prior approval of the Trading Advisor.

(b)           Solicitation Material; “Roadshow” Participation.  None of the Trading Advisor, its affiliates, nor their respective principals, directors, officers, employees, representatives or controlling persons (collectively, the “Trading Advisor Parties”) shall use, publish, circulate or distribute the Memorandum or any related solicitation material nor shall any Trading Advisor Party engage in any marketing, sales or promotional activities in connection with the offering of Interests, except as may be requested by the Manager or as may be required by the Commodity Regulations and the NFA Rules.  It is hereby agreed by the Manager that affiliates of the Trading Advisor may independently market the Fund within the Merrill Lynch system provided that all marketing materials to be used by the Trading Advisor Parties shall be approved in advance by the Manager which approval shall not be unreasonably withheld.

(c)           The Trading Advisor will, to the extent reasonably requested by the Manager, provide appropriate Trading Advisor personnel, selected by the Trading Advisor, to participate in “road shows,” seminars, presentations and other marketing activities relating to the Fund as reasonably requested by the Manager, such participation to be at the expense of the Trading Advisor.

(d)             Performance Information.  At all times while any of the Interests continue to be offered, the Trading Advisor, at its own expense, shall promptly provide the Fund and the Manager with complete and accurate performance information (in form and substance consistent with Sections 4.25 and 4.35 of the Commodity Regulations and with the NFA Rules) reflecting the actual performance of the accounts directed by the Trading Advisor up to the latest practicable date (consistent with Sections 4.25 and 4.35 of the Commodity Regulations), together with any reports or letters relating to such performance data received from accountants and in the possession of the Trading Advisor.  The Manager is responsible for providing the performance information for the Fund.

(e)           Access to Books and Records.  Upon reasonable notice to the Trading Advisor, the Manager and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) shall have the right to have access to the Trading Advisor’s offices during normal business hours in order to inspect and copy such books and records as may enable the Manager or Merrill Lynch to verify the accuracy and completeness of the information provided by the Trading Advisor pursuant to this Agreement or compliance with the terms hereof, in each case, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information with respect to the Trading Advisor’s clients and investors other than those who access the Trading Advisor through the Fund.  The Manager’s and/or Merrill Lynch’s rights under this Section 1(e) shall not include any right to access, inspect or copy any proprietary information related to the Trading Advisor’s trading strategies and the implementation thereof, including software, algorithms, process manuals or instructions or other intellectual property, other than performance information as provided herein.

(f)           General Assistance.

(i)           The Trading Advisor acknowledges that Merrill Lynch will be expending substantial resources in preparing the Fund for marketing as well as in marketing the Interests.  The Trading Advisor agrees to cooperate with Merrill Lynch in doing so to the extent reasonably practicable.

(ii)           In consideration of Merrill Lynch’s reliance on the Trading Advisor’s availability and ability to be the trading advisor to the Fund, the Trading Advisor agrees promptly to notify the Manager in the event that the Trading Advisor has any reason to believe that the Trading Advisor may not be able or willing to do so to the full extent set forth herein.

(iii)           The Trading Advisor agrees, subject to Section 8, not to accept other client capital or accounts if doing so could reasonably be expected to materially impair the Trading Advisor’s ability to trade the Fund as contemplated by the Memorandum, assuming that the Fund has a minimum capitalization of $1 billion; provided, however, that the provisions of this Section 1(f)(iii) shall not apply to, and shall no manner restrict, the Trading Advisor’s management of any accounts it currently manages.

(iv)           The Trading Advisor acknowledges that the Manager is registered as an investment adviser with the SEC and will promptly provide information as reasonably requested by the Manager in connection with the Manager’s compliance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), in connection with the Fund.

(g)         Additional Offerings.  In the Manager’s discretion, ML Systematic Momentum FuturesAccess LLC may be allowed to invest in the Fund pursuant to the terms of this Agreement without further amendment of this Agreement.

2.           Duties of the Trading Advisor.

(a)         Trading for the Fund.  The Trading Advisor shall act solely as a trading advisor for the Fund.  The Trading Advisor, the Manager and the Fund agree that in trading the Fund, the Trading Advisor shall implement the U.S. AHL Diversified Program, subject to any differences resulting from restrictions placed on the Fund’s trading portfolio due to the Manager’s disapproving or delaying its approval of an instrument pursuant to the process referenced in Section 2(b) below (the “Trading Program”), as provided by the Trading Advisor for incorporation into the Memorandum and trading the instruments set forth in the Approved Instruments List (as defined below).  The Trading Advisor shall have sole and exclusive authority and responsibility for directing the Fund’s trading, subject to the Manager’s fiduciary obligation to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or reasonably advisable for the protection of the Fund.  The Fund or the Manager may also override the trading instructions of the Trading Advisor to the extent necessary:  (i) to fund any distributions or redemptions of Interests to be made by the Fund; (ii) to pay the Fund’s expenses; and/or (iii) to comply with speculative position limits imposed by the CFTC or a particular market on which instruments traded by the Trading Advisor for the Fund are listed or traded; provided that the Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(iii) prior to exercising its override authority.  The Manager agrees that any exercise of its override authority under this Section 2(a) will be effected solely by the Manager or a Manager affiliate (or, at the Manager’s request, the Trading Advisor).  The Trading Advisor will have no liability for the results of any of the Manager’s interventions under Section 2(a)(i)-(ii) above effected by the Manager or Manager affiliate nor under 2(a)(iii) if the Manager’s intervention is proven to be an error and the Trading Advisor was in fact in compliance with speculative position limits imposed by the CFTC or a particular market on which instruments traded by the Trading Advisor for the Fund are listed or traded.

            The Trading Advisor shall give the Fund at least 30 days’ prior written notice of any proposed material change in the Trading Program or the manner in which trading decisions are to be made or implemented and shall not make any such proposed material change affecting the Fund without the Manager’s consent.  The addition and/or deletion of commodity interests from the Fund’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Fund or the Manager shall not be required therefor, except as set forth in Section 2(b) below.

(b)          List of Commodity Interests Traded by the Trading Advisor.

(i)           The Trading Advisor shall agree in writing with the Manager or the Fund to the list of commodity interests that the Trading Advisor currently intends to trade on the Fund’s behalf or may in the future trade on the Fund’s behalf other than regulated futures contracts and options on regulated futures contracts traded on a qualified board of trade or exchange (the “Approved Instruments List”).  The addition of commodity interests (other than spot and forward contracts on foreign currencies) to the Approved Instruments List shall require the prior written consent of the Fund or the Manager, which the Manager and Fund shall use reasonable efforts to provide within seven business days following the Trading Advisor’s having provided the Manager and the Fund with prior written notice of its intention to trade additional commodity interests, such consent constituting an amendment to the Approved Instruments List.  The addition of spot and forward contracts on foreign currencies to the Approved Instruments List shall require prior written notice to, but not consent of, the Fund or the Manager, such notice constituting an amendment to the Approved Instruments List.

(ii)           The Trading Advisor acknowledges and agrees that U.S. investors are prohibited under CFTC regulations from trading in certain instruments — for example, certain “contracts for differences,” and certain non-U.S. stock index futures and related options.  The Trading Advisor agrees not to trade any such instruments for the Fund.

(c)           Capacity; Speculative Position Limits.

(i)           To the extent that the Trading Advisor’s trading is subject to speculative position limits or other comparable capacity limitations, the Trading Advisor agrees that it will reserve for the Fund sufficient trading capacity that the Fund’s trading would be unrestricted by such limits were the Fund’s capital to total $1 billion, subject to the restrictions otherwise described in this Section 2(c)(i).  If the Fund’s Net Asset Value is less than $700 million as of the third anniversary of the effective date of this Agreement, the Trading Advisor shall reserve, for an additional two-year period, an amount in trading capacity equal to 120% of the Fund’s Net Asset Value as of such third anniversary. If the Fund’s Net Asset Value is equal to or greater than $700 million as of the third anniversary of the effective date of this Agreement, the Trading Advisor shall reserve a total of $1 billion in trading capacity for the Fund for an additional two-year period.  The Trading Advisor also agrees to consult with the Manager in the event that, notwithstanding the undertaking in the preceding sentence, the Manager believes that speculative position limits or comparable capacity restrictions may affect the Trading Advisor’s strategy on behalf of the Fund.

(ii)           If the Trading Advisor (either alone or aggregated with the positions of any other person, if such aggregation shall be required by the CEA, the CFTC or any other regulatory authority having jurisdiction) shall exceed applicable limits in any commodity interest traded for the Fund, the Trading Advisor shall immediately take such action as the Trading Advisor may deem fair and equitable to comply with such limits, and shall immediately deliver to the Fund a written explanation of the action taken to comply with such limits.  If such limits are exceeded by the Fund, the Manager may require the Trading Advisor to liquidate positions as required.

(d)           No Authority to Invest Assets Held in Securities and Cash.  The Fund and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Fund’s assets other than in respect of the Trading Advisor’s trading of the Fund’s assets in commodity interests.

(e)           Trading Authorization.  Prior to the Fund’s commencing operations, the Fund shall deliver to the Trading Advisor a trading authorization in the form of Appendix A hereto appointing the Trading Advisor as an agent of the Fund and attorney-in-fact for such purpose.

(f)           Delivery of Reports.  Should the Trading Advisor, during the term of this Agreement, deliver to investors in the U.S. AHL Diversified Program client alerts, monthly reports, notices or special reports which contain material information relating to the Trading Program, the Trading Advisor shall promptly deliver such documents or reports to the Manager; provided, however, that the Trading Advisor shall not be required to deliver to the Manager reports customized for a specific investor and that, for the avoidance of doubt, the use of all such information shall be subject to the Trading Advisor’s prior approval as set forth in Section 1(a).

(g)           Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review its commodity interest positions on a daily basis and to notify the Fund and the Manager promptly of any errors committed by the Trading Advisor or any trade which the Trading Advisor believes was not executed in accordance with its instructions and which cannot be promptly resolved.

(h)           Trade Information.  The Trading Advisor shall use reasonable efforts to provide trade information to the Fund’s administrator by electronic file by 4:30 p.m. Eastern Time on the date of any trade made on behalf of the Fund.  Such reports may be provided directly by the Trading Advisor or by The Bank of New York Mellon, the Trading Advisor’s primary administrator.

(i)           Letter Agreement.  As of the date hereof, the Manager, Merrill Lynch and the Trading Advisor, inter alia, are entering into a Letter Agreement (the “Letter Agreement”) setting forth the legally binding agreements with respect to certain matters relating to the organization and marketing of the Fund.  This Agreement, which deals primarily with the Trading Advisor’s management of the Fund’s trading, is to be read and interpreted in conjunction with the Letter Agreement, and vice versa.  In the event of any conflict between this Agreement and the Letter Agreement, this Agreement shall control.

(j)           No Guarantee of Profits.  The Fund and the Manager both specifically acknowledge that in agreeing to manage the Fund, the Trading Advisor is in no respects making any guarantee of profits or of protections against loss, but it is undertaking to use reasonable efforts to trade profitably on behalf of the Fund.

(k)           Investment Activities; Trade or Business.  The Trading Advisor agrees to use reasonable efforts to conduct the investment activities of the Fund in a manner such that those activities will not cause the Fund to be treated as engaged in a trade or business for purposes of Subchapter N of the Internal Revenue Code of 1986, as amended.

3.           Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way and shall not otherwise be deemed to be an agent of the Fund.  Nothing contained herein shall create or constitute the Trading Advisor and any other trading advisor for the Fund, the Fund or the Manager as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Fund.

4.           Commodity Broker; Floor Brokers.

(a)           (i) Clearing of All Trades.  The Trading Advisor shall clear orders for all commodity interest transactions for the Fund through such commodity broker or brokers as the Fund shall designate from time to time in its sole discretion (the Fund currently so designating Merrill Lynch).  The Trading Advisor shall not trade on a “give up” basis through floor brokers, give-up brokers, prime brokers, dealers or other executing entities or facilities (collectively, “executing brokers”) unless the Manager has entered into an industry standard give-up agreement with such brokers.  The Fund will not hold the Trading Advisor liable for any error or breach of contract by any such executing broker, barring negligence, misconduct or bad faith on the part of the Trading Advisor.  Irrespective of whether floor executing brokers unaffiliated with Merrill Lynch receive the Manager’s consent to execute trades on behalf of the Fund, all such trades will be “given-up” to be carried by Merrill Lynch.  The Trading Advisor shall receive electronic copies of all daily and monthly brokerage statements for the Fund directly from Merrill Lynch. The Fund agrees to assume all liabilities associated with orders entered into using an automated routing system and agrees, subject to the standard of liability set forth in Section 12 of this Agreement, that the Trading Advisor shall have no liability for such transactions.

(ii)           The Fund will be subject to round turn commission rates as determined from time to time by Merrill Lynch and consistent with disclosures made to investors.

(b)           Forward Trading.

(i)           If necessary for the Trading Advisor to trade pursuant to the Trading Program, the Fund shall provide adequate dealing lines of credit for the Trading Advisor to place orders for spot and forward currency contracts on behalf of the Fund.

(ii)           Any “F/X prime brokerage” arrangements which the Trading Advisor may wish to establish for the Fund shall be subject to the approval of the Manager which approval shall not be unreasonably withheld.  The parties agree that all over-the-counter foreign exchange transactions entered into pursuant to this Agreement are being entered into by the Trading Advisor as the Fund’s agent for the account, benefit and risk of the Fund, notwithstanding that such over-the counter-foreign exchange transactions are first being entered into by the Trading Advisor, being treated as principal by third-party counterparties (i.e., counterparties that are not affiliated with Merrill Lynch). The Fund agrees to assume all liabilities associated with the over-the-counter foreign exchange transactions and the Fund and the Manager agree, subject to the standard of liability set forth in Section 12 of this Agreement, that the Trading Advisor shall have no liability for such over-the-counter foreign exchange transactions.

(c)           The Trading Advisor acknowledges that the Fund shall be subject to the brokerage commissions and administrative fees and costs specified in the Memorandum.

5.           Management Fee.  As of the last business day of each calendar month, the Fund shall pay the Trading Advisor a management fee equal to 1/12 of 2.00% (a 2.00% annual rate) of the aggregate gross asset value (for the avoidance of doubt, prior to reduction for any accrued Incentive Fees or accrued Sponsor’s Fees or for the Management Fee being calculated) of the Fund (the “Management Fee”).  Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.

6.           Incentive Fee.

(a)           The Fund will pay to the Trading Advisor, as of each December 31 (“Incentive Fee Calculation Date”), an incentive fee equal to 20% of the New Trading Profit allocated to the Class D, Class DT and Class DS Interests of the Fund and 25% of the New Trading Profit allocated to the Class A, C and I Interests of the Fund as of such Incentive Fee Calculation Date.  For the avoidance of doubt, New Trading Profit is calculated for the entire Fund and then allocated among the Classes of Interests pro rata in proportion to their respective net asset values (prior to the reduction for any Incentive Fees, Management Fees or Sponsor’s Fees being calculated as of such Incentive Fee Calculation Date).

(b)           “New Trading Profit” equals any increase in the Net Asset Value of the Fund (as defined in the Memorandum, subject to Section 6(e)) as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the Fund.

(c)           (i)           The High Water Mark of the Fund shall be equal to the highest Net Asset Value of the Fund after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Fund’s account (“Capital Withdrawals”) are made by the Fund (other than to pay expenses).  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by the fraction the numerator of which is the Net Asset Value of the Fund immediately following such Capital Withdrawal and the denominator of which is the Net Asset Value of the Fund immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.

(ii)           If an Incentive Fee is paid as of an Incentive Fee Calculation Date, the High Water Mark is reset to the Net Asset Value of the Fund immediately following such payment and following the payment of the Sponsor’s Fees and Management Fees.

(iii)           For the avoidance of doubt, the High Water Mark shall be determined on the basis of the Fund not on the basis of any individual investors or group of investors.

(d)           When there is an accrued Incentive Fee at the time any Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by the fraction the numerator of which is the amount of the Capital Withdrawal and the denominator of which is the Net Asset Value of the Fund immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)           Net Asset Value for purposes of calculating the Incentive Fee shall not include any interest income earned by the Fund and shall not be reduced by the Sponsor’s Fees (as defined in the Memorandum), although such interest income shall increase, and such Sponsor’s Fees shall decrease, Net Asset Value for purposes of determining the value of the Interests.  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Fund.

(f)           Termination of this Agreement shall be treated as an Incentive Fee Calculation Date.

7.           Term and Termination.

(a)           Term and Renewal.  This Agreement shall continue in effect until the calendar year end following the five-year anniversary of the effective date of this Agreement. Thereafter, this Agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the Fund upon notice to the other party no later than 90 days before the expiration of the then-current term.  For the avoidance of doubt, the Trading Advisor recognizes that the resources which the Manager has and will commit to the sponsorship and marketing of the Fund are only economically justifiable for Merrill Lynch if Merrill Lynch can rely on a long-term commitment from the Trading Advisor to manage the Fund, and the Trading Advisor hereby commits to do so (subject to the terms and conditions set forth herein.)

(b)           Termination.  Notwithstanding Section 7(a) hereof:

(i)           In its discretion, the Manager may terminate this Agreement at any time.

(ii)           If after 90 days of the effective date of this Agreement the Fund does not have a capitalization of at least $50 million, the Trading Advisor may terminate this Agreement upon 30 days’ prior written notice at any time.  If after eighteen months of the effective date of this Agreement the Fund does not have a capitalization of at least $100 million, the Trading Advisor may terminate this Agreement upon 30 days’ prior written notice at any time.

(iii)           The Trading Advisor may terminate this Agreement upon 30 days’ prior written notice if the Fund does not have a capitalization of at least $700 million as of the third anniversary of the effective date of this Agreement, provided that such termination must be effective no later than three months following the third anniversary of the effective date of this Agreement.

(iv)           The Trading Advisor may terminate this Agreement upon 30 days’ prior written notice, if, in the opinion of a reputable law firm reasonably acceptable to the Manager, there occurs a change in law or regulation of general application that would result in material legal, regulatory, tax or financial harm to the global AHL business of which the Trading Advisor is part due to the Trading Advisor’s continued engagement by the Fund.

(v)           The Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate this Agreement as a result of a material breach hereof by the other party, after due notice and an opportunity to cure.

Upon termination of this Agreement, the Trading Advisor shall continue to trade the Fund’s account, for liquidation only, and shall close all open commodity interest positions in an orderly manner as expeditiously as is commercially practicable; provided, however, that if the Trading Advisor is unable or unwilling to liquidate the Fund’s Account, the Manager and the Trading Advisor shall negotiate in good faith to agree upon a mutually acceptable liquidation agent. If the Trading Advisor liquidates the Fund’s account, in whole or in part, the parties agree that the terms of the liquidation of the Fund shall be in accordance with this Agreement.  In the event of the termination of this Agreement, the Manager shall promptly dissolve the Fund or change the Fund’s name so that “Man” and “AHL” shall not appear in the name of the Fund or in any Fund documentation.

8.           Right to Advise Others; Uniformity of Acts and Practices.

(a)           During the term of this Agreement, the Trading Advisor Parties shall, subject to the capacity undertaking set forth herein and the exclusivity undertaking of the Letter Agreement, be free to advise other investors as to the purchase and sale of commodity interests, to manage and trade other investors’ commodity interests accounts and to trade for and on behalf of their own proprietary commodity interests accounts.  However, under no circumstances shall any Trading Advisor Party favor any commodity interests account directed by any of them (regardless of the date on which they began or shall begin to direct such account) over the Fund’s account, giving due consideration to the Trading Program.

(b)           At the request of the Fund, the Trading Advisor shall promptly deliver to the Fund a written explanation which, accurately explains the differences, if any, in the performance between the Fund’s account and such other commodity interest accounts traded utilizing the Trading Program (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients).

9.           Additional Undertakings by the Trading Advisor.  No Trading Advisor Party or its respective successors or assigns shall:  (i) knowingly use or distribute for any purpose the names and/or any other information about any of the investors in the Fund; (ii) knowingly solicit any investor in the Fund for investment in the Trading Advisors other investment products in the United States having a similar strategy to the Trading Program (unless such investor is already a client of the Trading Advisor or its affiliates); (iii) knowingly accept as a client, other than through Merrill Lynch, any person who has been an investor in any FuturesAccess Fund at any time during the six calendar months prior to such acceptance; or (iv) use any of the information included in the Merrill Lynch channel, or any other information that the Trading Advisor receives from the Manager, to market the Trading Advisor’s products.

10.           Representations and Warranties.

(a)           The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)           The Trading Advisor is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business in the manner described in the Trading Advisor Extract, or other materials relating to the Trading Advisor Parties approved by the Trading Advisor and provided to the Fund or Manager.

(ii)          The Trading Advisor has the corporate, partnership or limited liability company (as the case may be) power and authority under applicable law to perform its obligations hereunder.

(iii)         This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and constitutes a legal, valid, binding agreement of the Trading Advisor enforceable in accordance with its terms.

(iv)         The Trading Advisor is, and will continue to be, operated in compliance in all material respects with all applicable laws, rules and regulations, and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration of the Trading Advisor as a commodity trading advisor under the CEA, and membership of the Trading Advisor as a commodity trading advisor in the NFA), and the performance of such obligation will not violate or result in a breach of any provision of the Trading Advisor’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding on the Trading Advisor.  The principals of the Trading Advisor are duly listed as such on its commodity trading advisor Form 7-R registration.

(v)          Management by the Trading Advisor of an account for the Fund in accordance with the terms hereof will not require any registration of the Trading Advisor under, or cause the Trading Advisor to violate any of the provisions of the Advisers Act (assuming that the Fund is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended).

(vi)         The Trading Advisor’s implementation of its Trading Program will not knowingly infringe any other person’s copyrights, trademark or other property rights.

(vii)        The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation applicable to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor.

(viii)       Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading.  The Trading Advisor has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(b)           The Manager hereby represents and warrants to the other parties as follows:

(i)           The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.

(ii)          The Manager has the corporate power and authority under applicable law to perform its obligations hereunder.

(iii)         This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iv)         The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager.

(v)          There is not pending, or, to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Manager or is required to be disclosed pursuant to the Commodity Regulations.  The Manager has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Manager with the CEA or the regulations thereunder.

(vi)         The Manager has all federal and state governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration as a commodity pool operator under the CEA and membership in the NFA as a commodity pool operator), and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or any agreement, order, law or regulation binding upon it.  The principals of the Manager are duly registered as such on the Manager’s commodity pool operator Form 7-R registration.

(vii)        The Manager acknowledges receipt, on behalf of both itself and the Fund, of all disclosure documents required to be delivered by the Trading Advisor Parties pursuant to applicable Commodity Regulations or the NFA Rules.

(c)           The Fund represents and warrants as of the date of its formation to the other parties as follows:

(i)           The Fund is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Fund’s ability to perform its obligations hereunder.

(ii)           The Fund has the limited liability company power and authority under applicable law to perform its obligations hereunder.

(iii)          This Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes a legal, valid and binding agreement of the Fund enforceable in accordance with its terms.

(iv)         The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Fund is bound or any order, rule or regulation applicable to the Fund of any court or any governmental body or administrative agency having jurisdiction over the Fund.

(v)          There is not pending, or, to the best of the Fund’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Fund is a party, or to which any of the assets of the Fund is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Fund or is required to be disclosed pursuant to applicable CFTC regulations.  The Fund has not received any notice of an investigation or warning letter from the NFA or the CFTC regarding non-compliance by the Fund with the CEA or the regulations thereunder.

(vi)         The Fund has all federal and state governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of formation, organization agreement or any agreement, order, law or regulation binding upon it.

(d)           The foregoing representations and warranties shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

General

11.           Entire Agreement.  This Agreement and the Letter Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

12.           Exculpation; Indemnification.  No Trading Advisor Party shall be liable to the Manager, the Fund or their respective officers, directors, employees, representatives or controlling persons or any of their successors or assigns, except by reason of acts or omissions constituting a material breach of this Agreement or due to their negligence or willful misconduct.  Notwithstanding any provision of this Agreement, subject to applicable law, the duties and obligations of the Trading Advisor hereunder shall be due solely to the Fund and neither the Trading Advisor nor any of its Affiliates shall have any responsibility or liability whatsoever to any investor in the Fund or any Fund of Funds in connection with this Agreement and nothing in this Agreement, none of the services to be provided pursuant to this Agreement, nor any other matter, shall oblige the Trading Advisor to accept any responsibility or liability to the investors in the Fund or any Fund of Funds.

The Fund and the Manager shall each severally indemnify, defend and hold harmless the Trading Advisor Parties from and against any and all losses, claims, damages, liabilities, costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that, as applicable, the Fund or the Manager shall have approved such settlement, collectively, “Trading Advisor Losses”), resulting from a demand, claim, lawsuit, action or proceeding relating to any of the Fund’s or the Manager’s actions or capacities, respectively, relating to the business or activities of the Fund pursuant to this Agreement; provided that neither the Fund nor the Manager shall be liable for such indemnification with respect to any Trading Advisor Losses incurred or assessed against any Trading Advisor Party to the extent such Trading Advisor Losses arise out of or result from such Trading Advisor Party’s negligence, willful misconduct or a material breach of this Agreement or of any fiduciary obligation to the Fund or from conduct of such Trading Advisor Party that was not done in good faith or in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

The Trading Advisor shall indemnify, defend and hold harmless the Fund, the Manager, their respective affiliates and their respective directors, officers, employees, representatives and controlling persons (“Merrill Lynch Parties”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Trading Advisor shall have approved such settlement, collectively, “Merrill Lynch Losses”), resulting from a demand, claim, lawsuit, action or proceeding relating to any of the actions or capacities of any Trading Advisor Party relating to the business or activities of the Fund pursuant to this Agreement; provided that the Trading Advisor shall not be liable for such indemnification with respect to any such Merrill Lynch Losses incurred or assessed against any Merrill Lynch Party to the extent such Merrill Lynch Losses arise out of or result from such Merrill Lynch Party’s negligence, willful misconduct or a material breach of this Agreement or of any fiduciary obligation to the Fund or from conduct of such Merrill Lynch Party that was not done in good faith or in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

Any indemnification required by this Section 12, unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 12.

In the event that a person entitled to indemnification under this Section 12 is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.

Promptly after receipt by any of the indemnified parties under this Agreement of notice of any demand, claim, lawsuit, action or proceeding, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made under this Agreement.  Except to the extent that the indemnifying party is not materially prejudiced thereby, the omission so to notify shall relieve the indemnifying party from any obligation or liability which it may have to any such indemnified party under this Section.  In the event that such demand, claim, lawsuit, action or proceeding is brought against a person indemnified under this Agreement, and the indemnified party is notified of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party may wish, to assume the defense thereof, with counsel selected by the indemnifying party and approved by the indemnified person (provided that approval may not be unreasonably withheld), and after notice from the indemnifying party to such indemnified person of the indemnifying party’s election so as to assume the defense thereof, the indemnifying party shall not be liable to such person under this Section for any legal or other expenses subsequently incurred by such person in connection with the defense thereof, unless the indemnifying party approves the employment of separate counsel by such person (it being understood, however, that the indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for all such persons indemnified hereunder, which firm shall be designated in writing by the Trading Advisor or the Manager, as the case may be).

13.           Assignment.  This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto.

14.           Amendment.  This Agreement shall not be amended except by a writing signed by the parties hereto.

15.           Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

16.           Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, e-mail, any form of electronic file transfer, mail, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Fund:

MAN AHL FUTURES ACCESS LLC

c/o Merrill Lynch Alternative Investments LLC
4 World Financial Center
250 Vesey Street, 10th Floor
New York, NY 10080
Attn:  Craig Deardorff

if to the Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

4 World Financial Center
250 Vesey Street, 10th Floor
New York, NY 10080
Attn:  Craig Deardorff

if to the Trading Advisor:

                                MAN-AHL (USA) LTD.

                                Sugar Quay
Lower Thames Street
London EC3R 6DU, England
Attn: Legal Department

With a copy to:

MAN INVESTMENTS

One Rockefeller Plaza
16th Floor
New York, NY 10020
Attn: Legal Department

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

18.           Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of  New York, City of New York, and State of New York.  The parties further agree that any such action or proceeding brought by  either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York and State of  New York.

19.           Remedies.  In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, the Manager and the Fund agree that they shall not seek any prejudgment equitable or provisional relief.  Such parties also agree that their sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this  Agreement; provided, however, that the Fund agrees that the Trading Advisor and the Manager may seek declaratory judgment with respect to the indemnification provisions of this Agreement.

20.           Survival.  The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.  Facsimile signature pages shall have the same binding force and effect as original copies.

22.           No Waiver.

(a)           No failure or delay on the part of the Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Failure on the part of the Fund or the Manager to complain of any act of the other or to declare the other in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by the Fund or the Manager of its rights with respect to such default until the applicable statute-of-limitations period has run.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

(b)           Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

23.           Rules of Interpretation.  In this Agreement, unless inconsistent with the context or the contrary intention appears, a reference to:

(a)           “May” shall be construed as permissive;

(b)           A “notice” means written notice unless otherwise stated;

(c)           “Shall” shall be construed as imperative;

(d)           The singular includes the plural and vice versa;

(e)           The masculine includes the feminine and neuter;

(f)           Writing includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

(g)           Any reference to a law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof;

(h)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies business days;

(i)           The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires;

(j)           The terms “include” and “including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”);

(k)           Whenever it is provided or contemplated herein that the Manager is to determine or decide any matter, the Manager (on its own behalf as well as on behalf of the Fund) shall do so in its sole and absolute discretion, unless otherwise expressly provided herein;

(l)           In addition to the authority granted to the Manager pursuant to this Agreement, the Manager may, but shall have no obligation to, take any action that the Manager deems necessary or advisable to ensure that the Fund is not in violation of law or in breach of any contractual provisions;

(m)           The table of contents to and the headings in this Agreement are for convenience of reference only and are to be ignored in construing this Agreement;

(n)           No provision of this Agreement shall be construed in favor of or against any person by reason of the extent to which any such person, its affiliates, or their respective employees or counsel participated in the drafting thereof; and

(o)           In the event of any inconsistency between the provisions of this Agreement and of the Fund’s constituent documents, the parties shall determine on a commercially reasonable basis which provisions shall control.

24.           Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, all persons indemnified hereunder and their respective estates, permitted successors, transferees, custodians, executors, administrators, legal representatives, heirs and permitted assigns.

25.           Confidentiality.

(a)           The parties hereto each acknowledge that the business and assets of the Merrill Lynch Parties and of the Trading Advisor Parties are confidential and involve a wide range of proprietary information, including trade secrets and financial or commercial information.

(b)           All information with respect to the Fund’s activities (including investment and trading) and assets shall be presumed confidential and proprietary unless the Manager and the Trading Advisor agree otherwise in writing.  Each party covenants that it has and it shall at all times keep confidential and not, directly or indirectly (i) disclose, divulge, furnish or make accessible to anyone, or (ii) use in any manner that would be adverse to the interests of any other party, any confidential or proprietary information to which the former party has been or shall become privy relating to the business or assets of any of such other parties except with the prior written approval of such other party or except for information that is otherwise publicly available, other than information made publicly available by breach of this contract, or required to be disclosed by law, regulation or request by a regulatory authority (including a self-regulatory organization) with jurisdiction.  Each party may, however, share such information with such party’s service providers, accountants and attorneys (“Permitted Confidants”); provided, that the parties’ Permitted Confidants undertake in writing (if regulated professional ethical obligations do not apply) to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain.  For the avoidance of doubt, such Permitted Confidants shall include third parties contracted by the Manager (“Risk Assessors”) which will receive the Fund’s trade information in order to provide risk management and portfolio analysis for the Manager or one of its affiliates.  However, in no case shall any Risk Assessor be provided information identifying the trade information with the Fund, i.e. the trade information shall be provided “blind.”

In furtherance of the foregoing, the Manager and the Fund acknowledge that the Trading Advisor’s Trading Program, trading strategies and trades constitute proprietary data and intellectual property belonging to the Trading Advisor and agree that any confidential information regarding any of the foregoing acquired by the Manager or the Fund or any of their affiliates is to be used solely to monitor the Trading Advisor’s performance on behalf of the Fund.  Neither the Fund, the Manager nor any of their affiliates will use such information, or any other information provided by the Trading Advisor, to attempt to reverse engineer the Trading Advisor’s Trading Program or to trade for themselves or their customers.  Nothing herein shall require the Trading Advisor to disclose any proprietary details of its Trading Program, trading strategies or approach.

26.           Advisers Act Compliance.  Any provisions of this Agreement which are construed to violate the Advisers Act shall be deemed null and void ab initio.  For the avoidance of doubt, no provision of this Agreement shall be deemed to constitute a waiver of any person’s rights or claims under any federal or state securities laws.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

MAN AHL FUTURESACCESSSM LLC

By:  Merrill Lynch Alternative Investments LLC,
           Manager

By:   /s/ Deann Morgan
Name: Deann Morgan
Title:   Director

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:  /s/ Deann Morgan
Name: Deann Morgan
Title:   Director

Man-AHL (USA) Ltd.

By:  /s/ Tim Wong
Name: Tim Wong
Title:   Director

APPENDIX A

COMMODITY TRADING AUTHORITY

Man-AHL (USA) Ltd.
Sugar Quay
Lower Thames Street
London EC3R 6DU, England
Attn: Legal Department

Dear Advisor:

MAN AHL FUTURESACCESSSM LLC (the “Fund”) does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity futures and forward contracts (including foreign futures and options contracts) in accordance with the ML FuturesAccessSM Advisory Agreement among us and certain others.

Very truly yours, MAN AHL FUTURESACCESSSM LLC By: Merrill Lynch Alternative Investments LLC, Manager By:________________________________ Name: Title:

Dated as of June 30, 2010

A-1